As filed with the Securities and Exchange Commission on August 8, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1650905
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 North Canal St., Suite 1500 Chicago, IL	60606
(Addresses of Principal Executive Offices)	(Zip Code)

Gogo Inc. Employee Stock Purchase Plan

(Full title of the plan)

Marguerite M. Elias

Executive Vice President, General Counsel and Secretary

111 North Canal St., Suite 1500

Chicago, IL, 60606

(Name and address of agent for service)

312-517-5000

(Telephone number, including area code, of agent for service)

With copy to:

Matthew E. Kaplan, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee

Name of Plan	Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Gogo Inc. Employee Stock Purchase Plan	Common Stock $0.0001 par value per share	775,406(2)	$13.12(3)	$10,173,327	$1,179.09

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Gogo Inc. Employee Stock Purchase Plan (“ESPP”) by reason of any stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents 775,406 additional shares of common stock reserved for issuance pursuant to future awards under the ESPP.
(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $13.12 per share, which was the average of the high and low prices of Gogo Inc. shares of common stock on August 4, 2017 as reported on the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Gogo Inc. (the “Company” or “Registrant”) with respect to the Gogo Inc. Employee Stock Purchase Plan (the “ESPP”) referred to on the cover of this Registration Statement and is being filed for the purpose of registering additional shares of the Company’s common stock under the ESPP. The Registrant’s shareholders approved the addition of these shares to the ESPP at the Registrant’s annual meeting on June 7, 2017.

The contents of the Company’s previously filed Registration Statement on Form S-8 relating to the ESPP (Registration No. 333-189594) filed with the Securities and Exchange Commission on June 26, 2013 is hereby incorporated by reference herein to the extent not otherwise amended and superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers

Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. In accordance with Section 145(c) of the DGCL, to the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.

Certificate of Incorporation. Our amended and restated certificate of incorporation contains provisions permitted under DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, under Section 174 of the DGCL (unlawful dividends), or any transaction from which the director derives an improper personal benefit. The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Bylaws. Our amended and restated bylaws require us to indemnify and advance expenses to our directors and officers to the fullest extent permitted by the Delaware General Corporation Law and other applicable law, except in certain cases of a proceeding instituted by the director or officer without the approval of our board. Our bylaws provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings.

Indemnification Agreements. We have also entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements provide our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

D&O Insurance. We maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Please read “Item 9. Undertakings” for a description of the Commission’s position regarding such indemnification provisions.

Item 8. Exhibits

See Exhibit Index immediately following the signature pages.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 8, 2017.

GOGO INC.

By:	/s/ Marguerite M. Elias
Name:	Marguerite M. Elias
Title:	Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 8, 2017 by the following persons in the capacities indicated.

Signature	Title

/s/ Michael J. Small Michael J. Small	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Barry Rowan Barry Rowan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Michael P. Bayer Michael P. Bayer	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

* Ronald T. LeMay	Chairman of the Board

* Robert L. Crandall	Director

* Hugh W. Jones	Director

* Michele Coleman Mayes	Director

* Robert H. Mundheim	Director

* Christopher D. Payne	Director

* Oakleigh Thorne	Director

* Charles C. Townsend		Director

* Harris N. Williams		Director

*By:	/s/ Marguerite M. Elias Marguerite M. Elias, as Attorney in Fact*

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-178727) filed with the Securities and Exchange Commission on June 10, 2013

5.1	Opinion of Debevoise & Plimpton LLP

23.1	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, as independent registered public accounting firm

24.1	Power of Attorney

99.1	Gogo Inc. Employee Stock Purchase Plan, incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A (No. 001-35975) filed with the Securities and Exchange Commission on April 26, 2017